UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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VEEVA SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Veeva Systems Inc.
4280 Hacienda Drive
Pleasanton, CA 94588
SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 18, 2025
May 13, 2025

Proposal One: Election of Directors
At Veeva Systems Inc.’s 2025 Annual Meeting, our shareholders will elect our directors to serve until the 2026 Annual Meeting. Our Board of Directors has recommended that shareholders vote for the election of Paul Sekhri. Mr. Sekhri is currently the Chief Executive Officer and board member of vTv Therapeutics Inc., a small-capitalization clinical stage biotechnology company. Additionally, Mr. Sekhri serves on the board of Compugen Ltd., also a clinical stage biotechnology company.
The purpose of this supplemental disclosure is to provide additional information about Mr. Sekhri’s board commitment at Compugen. On May 13, 2025, Compugen announced that Mr. Sekhri will step down from its board of directors in September 2025.
We recognize that the proxy voting guidelines of a limited number of our investors would currently consider Mr. Sekhri to be overboarded given his public company board commitments in addition to his role as a sitting CEO. As a result of Compugen’s announcement, we believe Mr. Sekhri should no longer be considered overboarded under the voting guidelines of such investors. In addition to the disclosure we have already made about Mr. Sekhri’s role on and contributions to our Board, we believe this change should address any remaining concern about his public company board commitments.
We believe that Mr. Sekhri has been, and will continue to be, an effective and engaged director who provides important perspective and immense value to our Board, in particular due to his expertise and experience in the life sciences industry.
Our Board strongly encourages you to vote FOR Mr. Sekhri on Proposal One.
FOR THESE REASONS, WE URGE OUR SHAREHOLDERS
TO VOTE “FOR” ALL DIRECTOR NOMINEES.